EXHIBIT 11

                       [ON LETTERHEAD OF FOLEY & LARDNER]

                                  March 6, 1998

   VIA FACSIMILE

   David M. Vander Haar, Esq.
   Faegre & Benson
   2200 Norwest Center
   Minneapolis, MN 55402-3901

        Re:  HMN Financial, Inc.

   Dear Mr. Vander Haar:

        LaSalle expects HMN Financial Corporation ("HMN") to fully and timely comply with HMN's obligations to respond to LaSalle's February 26th letter demanding HMN's stocklist as of March 2, 1998, and the other stocklist materials requested therein, including HMN's NOBO lists and transfer sheets. I note that the transfer sheets presumably will show trades up to and beyond April 1, 1998. In addition, in view of the newly announced April 1 record date, a complete list of the Company's stockholders as of April 1 should be furnished at that date.

                                      Sincerely,

                                      /s/ Phillip M. Goldberg

                                      Phillip M. Goldberg

   PMG/acb

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